William A. Hawkins Elected to Halyard Health Board of Directors

ALPHARETTA, Ga., Nov. 4, 2015 - Halyard Health, Inc. (NYSE: HYH) today announced that William A. Hawkins was elected to serve on the Halyard board of directors as of Dec. 1.
Hawkins is currently the lead director at Immucor, a leading provider of transfusion and transplantation diagnostic products worldwide. He joined Immucor in 2011 as president and CEO. Prior to Immucor, Hawkins served in several senior management roles with Medtronic. He became chairman and CEO in 2008.
Hawkins’ career also includes senior positions with Novoste Corp., American Home Products, Guidant Corp. and Eli Lilly and Co. He began his career in sales and engineering with Carolina Medical Electronics.
Hawkins holds a master’s degree in business administration from the University of Virginia, Darden School of Business. He earned a bachelor’s degree in electrical engineering and biomedical engineering from Duke University.
Hawkins will initially serve only on the board’s governance committee, but as of Jan. 1, 2016, he will also serve as chairman of the compliance committee and as a member of the compensation committee.
Other members of the Halyard board of directors are:
Robert E. Abernathy
Chairman of the Board
Chairman of the Board and Chief Executive Officer, Halyard Health, Inc.

Gary D. Blackford
Audit Committee and Governance Committee
Chairman of the Board and Chief Executive Officer, Universal Hospital Services, Inc.

John P. Byrnes
Compensation Committee and Governance Committee
Chairman of the Board, Lincare Holdings, Inc.

Ronald W. Dollens
Lead Director
Governance Committee Chair
Retired President and Chief Executive Officer, Guidant Corporation

Heidi K. Fields
Audit Committee Chair and Governance Committee
Retired Executive Vice President and Chief Financial Officer, Blue Shield of California

Patrick J. O’Leary
Audit Committee and Governance Committee
Retired Executive Vice President and Chief Financial Officer, SPX Corporation

Maria Sainz
Compensation Committee and Governance Committee
President and CEO, Cardiokinetix

Dr. Julie Shimer
Compensation Committee Chair and Governance Committee
Retired Chief Executive Officer, Welch Allyn, Inc.

About Halyard Health:
Halyard Health (NYSE: HYH) is a medical technology company focused on preventing infection, eliminating pain and speeding recovery for healthcare providers and their patients. Headquartered in Alpharetta, Georgia, Halyard is committed to addressing some of today's most important healthcare needs, such as preventing healthcare-associated infections and reducing the use of narcotics while helping patients move from surgery to recovery. Halyard's business segments - Surgical and Infection Prevention and Medical Devices - develop, manufacture and market clinically superior solutions that improve medical outcomes and business performance in more than 100 countries. For more information, visit www.halyardhealth.com.

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